Exhibit 10.6

JAGGED PEAK ENERGY INC.

RESTRICTED STOCK UNIT AGREEMENT
(Employee Award)

This Agreement is made and entered into as of the Date of Grant set forth in the Notice of Grant of Restricted Stock Units (“Notice of Grant”) by and between Jagged Peak Energy Inc., a Delaware corporation (the “Company”), and you;
WHEREAS, the Company adopted the Plan (as defined in the Notice of Grant) under which the Company is authorized to grant restricted stock units to certain employees, directors and other service providers of the Company;
WHEREAS, the Company agrees to grant you this restricted stock unit award in order to induce you to materially contribute to the success of the Company;
WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this Restricted Stock Unit Agreement (Employee Award) (this “Agreement”) as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan; and
WHEREAS, you desire to accept the restricted stock unit award made pursuant to this Agreement.
NOW, THEREFORE, in consideration of and mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:
1.The Grant. Subject to the conditions set forth below, the Company hereby grants you effective as of the Date of Grant set forth in the Notice of Grant, as a matter of separate inducement but not in lieu of any cash or other compensation for your services for the Company, an award (the “Award”) consisting of the aggregate number of Restricted Stock Units set forth in the Notice of Grant in accordance with the terms and conditions set forth herein and in the Plan, plus the additional rights to receive possible dividend equivalents, in accordance with the terms and conditions set forth herein.
2.    No Stockholder Rights. The Restricted Stock Units (“RSUs”) granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of Stock prior to the date shares of Stock are issued to you in settlement of the Award.
3.    Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding Stock on or after the Date of Grant and, on the record date for such dividend, you hold RSUs granted pursuant to this Agreement that have not been settled, then in the event you become vested in such outstanding RSUs, the Company shall pay to you an amount in cash equal to the cash dividends you would have received if you were the holder of record as of such record date, of the number of shares of Stock related to the portion of your RSUs that have not been settled as of such record date, such payment (“Dividend Equivalents”) to be made as and when payment is made in settlement of such RSUs in accordance with Section 6.
4.    Restrictions; Forfeiture. The RSUs are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until shares of Stock are issued pursuant to Section 6 following the removal or expiration of the restrictions as contemplated in Section 5 of this Agreement and as described in the Notice of Grant. Unless otherwise set forth in the Notice of Grant, in the event you terminate employment with the Company and its Affiliates, the RSUs that are not vested on the date of such termination of employment shall be immediately forfeited unless the Committee, in its sole discretion, otherwise elects to accelerate the vesting of such RSUs.
5.    Expiration of Restrictions and Risk of Forfeiture. The restrictions on the RSUs granted pursuant to this Agreement will expire and the RSUs will become nonforfeitable as set forth in the Notice of Grant, provided that you remain in the continuous employment of the Company or its Affiliate that employs you until the applicable dates and times set forth therein. RSUs that have become vested and non-forfeitable as provided in this Agreement are referred to herein as “Vested.”
6.    Issuance of Stock. Shares shall be issued to you in settlement of your Vested RSUs within 30 days following the date or event that caused the Award to become Vested. At the time of settlement, the Company shall cause to be issued shares of Stock registered in your name in payment of the Award. The Company shall evidence the Stock to be issued in payment of the RSUs in the manner it deems appropriate. The value of any fractional RSU shall be rounded down at the time the Stock is issued to you. No fractional shares, nor the cash value of any fractional shares, will be issuable or payable to you pursuant to this Agreement. The value of shares of Stock shall not bear any interest owing to the passage of time. Neither this Section 6 nor any action taken pursuant to or in accordance with this Section 6 shall be construed to create a trust or a funded or secured obligation of any kind.
7.    Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless 1.%2. a registration statement under the Securities Act, is at the time of issuance in effect with respect to the shares issued or 2.%2. in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make Stock available for issuance.
8.    No Right to Continued Employment. Nothing in this Agreement confers upon you the right to continue in the employment of the Company or any of its Affiliates.
9.    Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.
10.    Remedies. The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.
11.    No Liability for Good Faith Determinations. The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the RSUs granted hereunder.
12.    Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, will, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. In addition, the Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a general release of all claims in favor of the Company, any Affiliate and the employees, officers, stockholders or board members of the foregoing in such form as the Company may determine; provided, however, that any review period under such release will not modify the date of settlement with respect to your Award.
13.    No Guarantee of Interests. The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.
14.    Company Records. Records of the Company or its subsidiaries regarding your period of service, termination of service and the reason(s) therefor, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.
15.    Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.
16.    Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

17.    Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you. Nothing in this Agreement will prevent you from: (a) making a good faith report of possible violations of applicable law to any governmental agency or entity or (b) making disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, nothing herein shall prevent you from making a disclosure that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may make disclosures without violating this Section 17 to the attorney of the individual and use such information in the court proceeding.
18.    Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.
19.    Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
20.    Company Action. Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.
21.    Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
22.    Governing Law; Dispute Resolution.
(a)    All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.
(b)    Subject to Section 22(c), any dispute, controversy or claim between you and the Company arising out of or relating to this Agreement will be finally settled by arbitration in Denver, Colorado before, and in accordance with the then-existing American Arbitration Association (“AAA”) Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 22(b) shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as he or she deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be reasoned, rendered in writing, be final, non-appealable and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party. The party whom the Arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees and costs.
(c)    Notwithstanding Section 22(b), either party may make a timely application for emergency or temporary injunctive relief, and shall have the power to maintain the status quo pending the arbitration of any dispute under Section 22(b), and this Section 22 shall not require the arbitration of any application for emergency, temporary or preliminary injunctive relief (including temporary restraining orders) by either party pending arbitration; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under Section 22(b).
(d)    By entering into this Agreement and entering into the arbitration provisions of this Section 22, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.
(e)    Nothing in this Section 22 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining another party to this Agreement in a litigation initiated by a person or entity which is not a party to this Agreement.
(f)    NOTWITHSTANDING ANYTHING IN ANY DOCUMENT TO THE CONTRARY, TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INDIRECT OR SPECIAL DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS, LOSS OF USE OR REVENUE OR LOSSES BY REASON OF COST OF CAPITAL, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE BUSINESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, THE GRANTING OR WITHHOLDING OF ANY APPROVAL REQUIRED UNDER THE PLAN OR APPLICABLE LAW OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, REGARDLESS OF WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, VIOLATION OF ANY APPLICABLE DECEPTIVE TRADE PRACTICES ACT OR SIMILAR LAW OR ANY OTHER LEGAL OR EQUITABLE DUTY OR PRINCIPLE, AND EACH PARTY RELEASES THE OTHER PARTY FROM LIABILITY FOR ANY SUCH DAMAGES.

23.    Amendment. This Agreement may be amended by the Board or by the Committee at any time (a) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in light of any addition to or change in any federal or state, tax or securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award; or (b) other than in the circumstances described in clause (a) or provided in the Plan, with your consent.
24.    The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.
25.    Nonqualified Deferred Compensation Rules. This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code and shall be construed and interpreted in accordance with such intent.
26.    Tax Withholding.
(a)    Any income taxes, FICA, state disability insurance or other similar payroll and withholding taxes (“Withholding Obligation”) arising with respect to the RSUs are your sole responsibility, and shall be settled pursuant to paragraphs 26(b) or 26(c), below.
(b)    By accepting this Agreement, you hereby elect, effective on the Date of Grant, to sell shares of Stock held by you in an amount and at such time as is determined in accordance with this paragraph 26(b), and to allow the Agent, as defined below, to remit the cash proceeds of such sales to the Company or its Affiliate that employs you as more specifically set forth below (a “Sell to Cover”) to permit you to satisfy the Withholding Obligation to the extent the Withholding Obligation is not otherwise satisfied pursuant to the provisions of paragraph 26(c) below, and you further acknowledge and agree to the following provisions:
(i)    You hereby irrevocably appoints the Company’s designated broker E-Trade Financial Corporation, or such other broker as the Company may select, as your agent (the “Agent”), and you authorize and direct the Agent to:

(1)
Sell on the open market at the then prevailing market price(s), on your behalf, as soon as practicable on or after the settlement of the Vested RSUs, the number (rounded up to the next whole number) of shares of Stock sufficient to generate proceeds to cover (A) the satisfaction of the Withholding Obligation that is not otherwise satisfied pursuant to paragraph 26(c) and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto;

(2)	Remit directly to the Company or its Affiliate that employs you the proceeds necessary to satisfy the Withholding Obligation;

(3)	Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale; and

(4)	Deposit any remaining funds in your account.
(ii)    You acknowledge that your election to Sell to Cover and the corresponding authorization and instruction to the Agent set forth in paragraph 26(b) is intended to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act, and to be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act (your election to Sell to Cover and the provisions of paragraph 26(b), collectively, the “10b5-1 Plan”). You acknowledge that by accepting this Award, you are adopting the 10b5-1 Plan to permit you to satisfy the Withholding Obligation. You hereby authorize the Company and the Agent to cooperate and communicate with one another (and with your employer) to determine the number of shares of Stock that must be sold pursuant to paragraph 26(b) to satisfy the Withholding Obligation.
(iii)    You acknowledge that the Agent is under no obligation to arrange for the sale of Stock at any particular price under this 10b5-1 Plan and that the Agent may effect sales as provided in this 10b5-1 Plan in one or more sales and that the average price for executions resulting from bunched orders may be assigned to your account. In addition, you acknowledge that it may not be possible to sell shares of Stock as provided for in this 10b5-1 Plan and in the event of the Agent’s inability to sell shares of Stock, you will continue to be responsible for the Withholding Obligation.
(iv)    You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this 10b5-1 Plan. The Agent is a third-party beneficiary of paragraph 26(b) and the terms of this 10b5-1 Plan.
(v)    Your election to Sell to Cover and to enter into this 10b5-1 Plan is irrevocable. This 10b5-1 Plan shall terminate not later than the date on which the Withholding Obligation arising from the vesting and settlement of the RSUs is satisfied.
(c)    Alternatively, or in addition to or in combination with the Sell to Cover provided for under paragraph 26(b), you authorize the Company, at its discretion, to satisfy the Withholding Obligation through your surrendering shares of Stock to which you are otherwise entitled to as a result of the settlement of Vested RSUs (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such taxable income).